UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 24, 2005 (October 18, 2005)

Date of Report (Date of earliest event reported)

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30289	04-3200305
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

830 Winter Street, Waltham, Massachusetts 02451-1420

(Address of principal executive offices, including zip code)

(781) 795-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 18, 2005, in connection with the sale of its corporate headquarters and research facility located in Waltham, Massachusetts (the “Facility”) discussed in more detail in Item 2.01 of this Current Report on Form 8-K, PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”) entered into a Lease (the “Lease”) with Intercontinental Fund III 830 Winter Street LLC, for approximately 65,464 square feet of office and laboratory space in the Facility.  The Lease has an initial term of five years at an annual base rent of approximately $2.1 million for the first two years, increasing to approximately $2.3 million per year through the remainder of the initial term.  The Company has options to extend the Lease for up to three additional five-year terms at then current market rates.  Under the Lease, the Company is also responsible for its pro-rata share of real property taxes, insurance and Facility operating costs.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 18, 2005, the Company completed the sale of its Facility to Intercontinental Real Estate Investment Fund III, LLC (“Purchaser”), an affiliate of Intercontinental Real Estate Corporation.  The Company received $51.25 million for the Facility from Purchaser, and realized, net of fees and expenses, proceeds of approximately $50.4 million.  Concurrent with the closing, the Company retired the outstanding mortgage on the Facility of approximately $31.6 million.  The remaining net proceeds of approximately $18.8 million will be used to further the Company’s research and development goals and objectives.

Unaudited pro forma condensed consolidated financial information relating to the sale of the Company’s Facility is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c)                    Exhibits.

Exhibit 99.1                      Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2005	PRAECIS PHARMACEUTICALS INCORPORATED

	By	/s/ Edward C. English
Edward C. English
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.